Getty Images Holdings, Inc.
Insider Trading and Regulation FD Policy
I.INTRODUCTION
A.Purpose
The purpose of this Insider Trading and Regulation FD Policy (this “Policy”) is to help Getty Images Holdings, Inc. and its subsidiaries (the “Company”) comply with U.S. federal and state securities laws, as well as similar laws in other countries where the Company does business, and to preserve the reputation and integrity of the Company.
B.What is insider trading?
Insider trading occurs when a person who is aware of material non-public information about a company buys or sells that company’s securities or provides material non-public information to another person who may trade on the basis of that information. Insider trading is illegal and strictly prohibited.
C.What securities are subject to this Policy?
This Policy applies to purchases or sales of the Company’s securities (e.g., common stock, as well as options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company may issue, such as preferred stock, debt, convertible debentures and warrants (collectively, “Company Securities”). This Policy also prohibits trading in the securities of another company if you become aware of material non-public information about that company in the course of your position with the Company.
D.Who is subject to this Policy?
(1)    Company Personnel
This Policy applies to all directors, officers and employees of the Company and its subsidiaries and designated contractors and consultants (collectively, “Company Personnel”). The use of “you” throughout this Policy speaks directly to Company Personnel.
(2)    Family Members and Others Living in Your Household
This Policy also applies to (i) anyone who lives in the household of Company Personnel (whether or not family members) and (ii) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships, whose transactions are subject to your influence or control (collectively referred to as “Family Members”). You are responsible for the transactions of Family Members and therefore should inform your Family Members of the need comply with this policy before they trade in Company Securities.

(3)    Controlled Entities
This Policy also applies to any entities or accounts that are under the influence or control or are a beneficiary of, including corporations, partnerships or trusts, of Company Personnel or their Family Members (collectively, “Controlled Entities”), and transactions by such Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of the Company Personnel or Family Member.
(4)    Designated Persons
In addition, as specified in Section III.C of this Policy, Designated Persons (as defined below) are subject to additional restrictions relating to the prohibition of purchases and sales of Company Securities.
E.Questions
Questions about this Policy or any proposed transaction or communication should be directed to the Legal Department at legal@gettyimages.com.
F.Individual Responsibility
You are responsible for complying with this Policy, including for determining whether you are aware of material non-public information. Any action on the part of the Company, the Legal Department or Company Personnel pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violation.”
II.INSIDER TRADING
A.Policy Prohibiting Insider Trading
•No Trading on Material Non-Public Information. If you are aware of material non-public information about the Company, you may not, directly or indirectly, buy or sell Company Securities.
•No Tipping. If you are aware of material non-public information about the Company, you may not communicate or pass (“tip”) that information on to others outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” or communicates material non-public information (the “tipper”) to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.
Moreover, if you, in the course of working for the Company, learn of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, you may not trade in, take advantage of, or share information about that company’s securities until the information becomes public or is no longer material.

B.What is Material, Non-Public Information?
(1)    Identifying Material Information
As a general rule, you should consider material any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight. Therefore, it is important to err on the safe side and assume information is material if there is any doubt. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•A proposed acquisition, sale, joint venture, merger, tender offer or spin off;
•Plans to enter a new line of business or discontinue a line of business, product line, service or technology;
•Plans to engage in a new marketing strategy or other major marketing changes;
•Large contracts, renewals and terminations;
•Projected future earnings, profits or losses or other earnings guidance;
•Changes to earnings guidance or projections, if any;
•A significant expansion or cutback of operations;
•Extraordinary management or business developments;
•Changes in executive management;
•Actual or threatened major lawsuits, legal settlements or regulatory matters;
•Material cybersecurity incidents or privacy breaches;
•Acquisition or integration of new content and product lines;
•Inability to protect and enforce intellectual property rights or infringement on intellectual property rights of third parties;
•The commencement or results of regulatory proceedings;
•Company restructuring;
•Borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•The establishment, actual purchases, or the anticipated timing of purchases of a repurchase program for Company Securities;
•A change in pricing or cost structure;
•Major marketing changes;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•Commercialization of a significant new product, process, or service;
•The imposition of a ban on trading in Company Securities or the securities of another company;
•Significant transactions in Company Securities;
•Material weakness in internal controls of financial reporting; or
•Impending bankruptcy or the existence of severe liquidity problems.

(2)    When Is Information Considered “Public”?
Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. The following are considered methods of public dissemination:
•a Form 8-K or other document filed with, or submitted to, the U.S. Securities and Exchange Commission (“SEC”);
•a press release; or
•a conference call or webcast of such a call that is open to the public at large, and has been the subject of adequate advance notice within the meaning of Regulation FD, as promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
By contrast, material non-public information is generally not considered to be publicly disseminated if it is:
•only provided to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors; or
•only communicated through internet forums, blogs or social media (e.g., Twitter, Facebook or LinkedIn) or the Company’s website.
These forms of communication also are subject to many other considerations, as discussed further in this policy, such as the need for confidentiality, prohibitions on selective disclosure, and restrictions on social media.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one full trading day has elapsed since the day on which the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.
(3)    Confidentiality of Material, Non-Public Information
Company Personnel who have access to material, non-public information must take special precautions to keep it confidential, including by storing and communicating all files and documents containing the material, non-public information using the Company’s information systems, and may only disclose material, non-public information to authorized parties for business purposes in accordance with this Policy. Any disclosure of material, non-public information may only be made by Authorized Spokespersons (as defined below) and must be made at the time and in the manner required to meet legal requirements, which may impact the timing or format of planned internal or external communications. Teams working on confidential projects may be required to take additional confidentiality precautions, such as properly labelling material, non-public information to indicate how it should be handled, distributed and destroyed or maintaining a list of individuals to whom sensitive information has been disclosed.
Even though Company Personnel must generally keep material, non-public information confidential, this does not limit or interfere with their ability, without notice to or authorization of the Company, to communicate in good faith with any government agency for the purpose of reporting a possible violation of law, or to participate in any investigation or proceeding that may be conducted by any government agency, including by providing documents or other information.

If you have any question as to whether information is material or is publicly available, please err on the side of caution and ask the Legal Department at legal@gettyimages.com.

III.CERTAIN ADDITIONAL RESTRICTIONS
A.Company Personnel and Designated Persons
All Company Personnel, including all Designated Persons, are subject to the Blackout Periods and all Designated Parsons are subject to the Pre-Clearance restrictions described in this Section III. Company Personnel and Designated Persons may not give trading advice of any kind about the Company, whether or not such Company Personnel or Designated Person is aware of material non-public information.
The following are “Designated Persons”:
•all directors and officers (as defined in Rule 16a-1(f) of the Exchange Act) of the Company;
•Family Members and Controlled Entities of directors and officers of the Company; and
•employees in key financial reporting or communication roles and such other persons, in each case, as may be designated from time to time by the General Counsel, or his or her designee in the Legal Department (designated individuals will be identified and contacted through a separate memorandum).
B.Blackout Periods
Subject to Section III.F below, Company Personnel, including Designated Persons, their Family Members and their Controlled Entities may not conduct transactions (for their own or related accounts) involving Company Securities during the following periods (the “Blackout Periods”):
•The period in any fiscal quarter commencing 15 days prior to the end of that quarter, and in each case ending after the first full trading day after the public disclosure of the financial results for such fiscal quarter or year. If public disclosure of the financial results occurs on a trading day after the markets open, then such date of disclosure shall not be considered the first full trading day with respect to such public disclosure. For example, trading would be permissible on a Tuesday following a Monday release before trading hours and on a Wednesday following a Monday release during or after trading hours.

•Any other period designated in writing by the General Counsel, or his or her designee in the Legal Department.
The Chief Financial Officer, the General Counsel, or the General Counsel’s designee in the Legal Department will send out a notice at least annually setting forth the specific dates for the quarterly Blackout Periods. If you are made aware of the existence of an event-specific Blackout Period, you should not disclose the existence of such Blackout Period to any other person.
C.Pre-Clearance
All Designated Persons must clear purchases or sales in Company Securities with the General Counsel, or his or her designee in the Legal Department, before the trade may occur. The General Counsel, or his or her designee in the Legal Department, must clear purchases or sales in Company Securities with the Chief Financial Officer, before the trade may occur. The General Counsel, or his or her designee in the Legal Department, may designate and provide notice to other key employees who may, from time to time, be subject to the pre-clearance procedures under this Policy.
Designated Persons seeking to pre-clear a trade in Company Securities must notify the General Counsel, or his or her designee in the Legal Department, in writing of the desire to conduct a trade at least three (3) business days before the date of the proposed transaction. Using the pre-clearance form provided by the Company, Designated Persons should be prepared to provide the dates on which the proposed transactions are expected to occur, the number of shares that are proposed to be traded, the participant trade account ID and to identify the broker-dealer or any other investment professional responsible for executing the trade. The General Counsel, or his or her designee in the Legal Department, will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to his/her determination. The General Counsel, or his or her designee in the Legal Department, is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the General Counsel, or his or her designee in the Legal Department, has not responded to a request for pre-clearance, do not trade in the Company Securities. If approved, the transaction must occur within three (3) business days after receipt of approval (so long as the transaction is not during a Blackout Period). If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction. Pre-clearance requests will not be granted during a Blackout Period.
Designated Persons must also clear gifts and other transfers of Company Securities with the General Counsel, or his or her designee in the Legal Department, before the gift or other transfer is made.

Even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre-clearance is not required for a particular transaction, Designated Persons may not trade in the Company Securities if he or she is aware of material, non-public information about the Company. This Policy does not require pre-clearance of transactions in any other company’s securities unless otherwise indicated in writing by the Company’s General Counsel, or his or her designee in the Legal Department.

D.Prohibited and Special Transactions
In addition to the other restrictions and prohibitions contained in this Policy, Designated Persons may not:

•Short-Term Trading: Sell any Company Securities of the same class during the six months following a purchase of any Company Securities of that class (or vice versa). Shares purchased through the Company’s equity plans and transactions with the Company are not subject to this restriction.
•Short Sales: Engage in short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits directors and officers from engaging in short sales.
•Publicly Traded Options: Engage in Company Securities in the form of puts, calls, or other derivative securities, on an exchange or in any other organized market.
•Pledging: Pledge, hypothecate, or otherwise encumber shares of Company Securities as collateral for indebtedness. This includes but is not limited to holding such shares in a margin account or any other account that could cause Company Securities to be subject to a margin call or otherwise be available as collateral for a margin loan.
•Hedging: Purchase a financial instrument or entering into any transaction that is designed to hedge, establish downside price protection or otherwise offset declines in the market value of Company Securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds) and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company Securities.
•Standing and Limit Orders: Place standing or limit orders on Company Securities outside of a properly established Rule 10b5-1 Plan or outside of the three business day period following pre-clearance approval.
E.Transactions under Company Plans
The limitations of this Policy do not apply to the following, except as specifically noted:
•Stock Option Exercises: Exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.
•Restricted Stock Awards: Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
•Restricted Stock Units: The delivery of shares upon the payment or settlement of restricted stock unit awards, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting, payment or settlement of any restricted stock unit.

•401(k) Plan: Purchases of Company Securities in the Company’s 401(k) plan resulting from periodic contribution of money to the plan pursuant to standard payroll deduction elections.
•Employee Stock Purchase Plan: Purchases of Company Securities in any employee stock purchase plan (or any sub-plan of such plan) or the periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company Securities or the exercise of an option to purchase Company Securities, as applicable, resulting from lump sum contributions to the plans, provided that elections to participate by lump sum payment were made at the beginning of the applicable enrollment period. This Policy does apply, however, to elections to participate in the plans for any enrollment period, and to sales of Company Securities purchased pursuant to the plans.
•Other Similar Transactions: Any other similar purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy. In addition, the exercise of a tax withholding right relating to any other equity awards under the Company’s equity compensation plans pursuant to which the Company withholds Company Securities to satisfy tax withholding requirements is not subject to this Policy.
F.Planned Trading Programs
Rule 10b5-1 under the Exchange Act provides an affirmative defense, under certain conditions, against allegations that an insider traded in the Company Securities while aware of material non-public information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including blackout and pre-clearance requirements.
To comply with this Policy, Rule 10b5-1 Plans must be approved by the General Counsel, or his or her designee in the Legal Department, and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information and not during a Blackout Period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any Rule 10b5-1 Plan must be submitted for approval at least two weeks prior to the entry into the Rule 10b5-1 Plan.
G.Post-Termination Transactions
The Policy continues to apply to transactions in Company Securities even after your service with the Company has ended (other than the pre-clearance and trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material non-public information when your employment terminates, you may not purchase or sell Company Securities until that information has become public or is no longer material.

IV.REGULATION FD AND COMMUNICATION WITH THE PUBLIC
The Company engages in communications from time to time with investors, securities analysts, and the financial press. It is against the law – specifically Regulation FD (Fair Disclosure) promulgated by the SEC – as well as this Policy, for any person acting on behalf of the Company to selectively disclose material non-public information to Market Participants (as defined herein) where it is reasonably foreseeable that the recipient may be likely to trade on the basis of such information, unless the information has first or simultaneously been disclosed to the public.
For purposes of this Policy, “Market Participants” include: (a) research analysts, brokers, dealers, investment advisers and certain institutional investment managers (and their associated persons, including analysts) and investment companies and hedge funds (and their affiliated persons); and (b) retail (non-institutional) holders or potential holders of Company Securities.
In addition, this Policy prohibits Company Personnel from disclosing any Company material, non-public information to anyone outside the Company, including analysts, stockholders, journalists or any media outlet, Family Members and friends, other than in accordance with this Policy. Company Personnel also may not discuss non-public information regarding the Company or its business on any online or internet-based forum, including social media.
Any disclosure by the Company of material non-public information must be made first or simultaneously to the public in a manner that is designed to achieve broad public dissemination and must be made in accordance with the Company’s policies and procedures for releasing material information.
The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.
(1) Authorized Spokespersons
The Company limits the number of spokespersons authorized to communicate with Market Participants on behalf of the Company with any person or entity outside the Company – both to ensure compliance with Regulation FD and otherwise to protect the confidentiality of sensitive business or financial information regarding the Company. Accordingly, the Company has designated the Chief Executive Officer, Chief Financial Officer, and any other specifically designated person as the sole Authorized Spokespersons for the Company. Unless you have been designated in writing as an Authorized Spokesperson, you may not publicly respond to any inquiries.
All inquiries regarding the Company or its securities made by any person or entity outside the Company, including but not limited to securities analysts, members of the media, existing stockholders and/or debtholders and potential investors (except in the context of planned and authorized presentations) with regard to the Company’s business operations or prospects as well as the Company’s financial condition, results of operations, share price or any development or plan affecting the Company, should be referred immediately and exclusively to an Authorized Spokesperson.
(2) Procedures for Communicating with Market Participants
Company Personnel should not review analyst reports prior to their being published, send analyst reports to investors or prospective investors, comment on an analyst’s model, provide analyst phone numbers for people to call them directly, endorse or ratify revenue or earnings projections made by an analyst, or express comfort or disagreement about analyst estimates. In addition, Company Personnel should not discuss financial or operational information about the Company’s competitors. An Authorized Spokesperson may review an analyst report solely for the purpose of confirming or correcting publicly disclosed information that may be contained in such analyst report.
(3) Timing of Public Disclosure
Company Personnel could be deemed to be “acting on behalf of” the Company and subject the Company to possible SEC enforcement action for violation of Regulation FD if Company Personnel orally, or in writing (including all written electronic communications), communicate material non-public information to market professionals and investors in situations where the Company has not either previously or simultaneously released that information to the public pursuant to one or more of the following methods:
•Form 8-K or other document filed with, or submitted to, the SEC;
•a press release; or
•a conference call or webcast of such a call that is open to the public at large, and has been the subject of adequate advance notice within the meaning of Regulation FD.
The Company will issue a press release announcing a quarterly earnings call no less than 48 hours prior to such call. The press release shall include:
•date and time of the call;
•instructions as to how to access the call;
•a brief description of the subject matter to be covered during such call; and
•location on the Company’s website where the webcast and audio file of the call (and any slides or other materials presented including reconciliations for any non-GAAP financial measures to be presented on the call) will be available.
(4) Quiet Period for External Communications
At the end of each fiscal quarter, the Company will observe a “quiet period” with respect to communication with the investment community, commencing on the last day of the quarter. During this quiet period, the Company, including Authorized Spokespersons, should not provide information or guidance on expected financial results, previously published financial or other performance estimates or other guidance (including any reference to previously published estimates or guidance which might implicitly reaffirm the previously published estimate or guidance), analyst models, Company outlook, market trends or any other matters which might be directly or indirectly indicative of the Company’s prospective financial results for the period. Immediately prior to any earnings release, the Company should cease all communication with the investing public. The quiet period ends when the Company’s earnings information for that quarter is publicly released. If management believes it is necessary or in the best interest of the Company to engage in communications during the quiet period, the Authorized Spokesperson, with the approval of the General Counsel, or their designee, may do so in a manner consistent with Regulation FD. In no event shall such communication include any comment on the Company’s financial results or outlook for the current or future periods.
(5) Inadvertent Disclosure
Company Personnel should notify the Legal Department
immediately if they become aware of facts suggesting that material non-public information may have been communicated in violation of this Policy. In certain circumstances, steps can be taken promptly upon discovery of the selective disclosure to protect both the Company and the person responsible for that communication. Regulation FD, for example, gives a brief period, generally 24 hours, after discovery of a careless or inadvertent selective disclosure to avoid potential SEC enforcement action by fully disclosing the information to the public.
(6) Responding to Rumors and News Media
Rumors and media reports concerning the business and affairs of the Company may circulate from time to time. It is the Company’s general policy not to comment upon such rumors and/or to publish corrections about inaccurate or incomplete media statements. Company Personnel should not comment upon or respond to such rumors and/or media reports. Requests for comments or responses should be referred to an Authorized Spokesperson.
(7) Communicating Responsibly on Social Media and other Electronic Communications
Use of personal social media channels by Company Personnel, including the Authorized Spokespersons, to communicate material non-public Company information is prohibited.
When using social media, Company Personnel have a responsibility to communicate in a manner that is consistent with our Company’s values. Company Personnel may not use social media or any other platform to post any non-public information about the Company, unless authorized by the Legal Department. Be polite and respectful in your professional and personal use of social media and remember that your conduct may impact how others view our Company and our values. In your business communications, the form and content of your email messages, texts, direct messages or other communications, should be professional and to-the-point, whether sent to co-workers or third parties. Care should be taken to ensure that a message has been addressed only to the intended recipients, that confidential and personal information is not being inappropriately shared, and that you would not be embarrassed by its contents.
V.CONSEQUENCES OF VIOLATION
Selective disclosure of material, nonpublic information in any forum other than the approved methods listed above, and by any individual other than an Authorized Spokesperson, is considered a violation of this Policy and may be considered a violation of U.S. federal securities laws. A violation these laws may result in SEC civil enforcement action against the individual offender, the Company, and the Company’s officers and directors.
Insider trading is a serious crime. There are no thresholds or limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice and lawsuits.

Individuals found liable for insider trading (and tipping) face penalties of up to three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally plus collect other damages. Furthermore, the Company (and its executive officers and directors) could face penalties the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or criminal penalty of up to $25 million.
Any violation of this Policy should be brought to the attention of Legal Department. Without regard to civil or criminal penalties that may be imposed by others, any employees who are found in violation of this Policy will be subject to disciplinary action as outlined in the Business Code of Conduct, including ineligibility of future participation in equity incentive plans up to and including possible termination of employment for cause.
Adopted by the Board.

RECEIPT AND ACKNOWLEDGMENT
I, ______________________, hereby acknowledge that I have received and read a copy of the Policy and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the Policy may subject me to discipline by the Company up to and including termination for cause.

Signature                            Date

Print Name

Getty Images Holdings, Inc.
Policy Relating to Open Market Securities Repurchases
and Compliance with Insider Trading Securities Laws

The purpose of this policy (this “Policy”) is to assist Getty Images Holdings, Inc. (“Getty Images”) and its subsidiaries (collectively, the “Company”) to comply with U.S. securities laws, rules and regulations (collectively, “Securities Laws”) concerning insider trading matters with respect to the Company’s open market repurchase of securities previously issued by the Company.

Subject to applicable law, the board of directors of Getty Images (the “Board”) may in the future authorize the Company to repurchase securities previously issued by the Company under such terms and conditions that the Board may from time to time determine (collectively, the “Repurchase Authorization”).

Subject to the terms and conditions of the Repurchase Authorization, Getty Images’ Chief Executive Officer (“CEO”) and/or Chief Officer Financial Officer (“CFO”), or the CEO’s or the CFO’s delegate, will approve the execution of repurchases of the Company’s securities in consultation with, and subject to prior clearance from, Getty Images’ General Counsel (the “General Counsel”) or the General Counsel’s delegate who is a member of Getty Images’ Legal Department (“Legal”).

In general, repurchase transactions by the Company should be effected (a) when the Company is not aware of material non-public information about the Company or its securities that it would be required to disclose under applicable Securities Laws in connection with such repurchase transaction, (b) pursuant to a contract, instruction, or plan that satisfies the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, or (c) otherwise in compliance with Securities Laws. In order to maintain compliance with

Securities Laws, Getty Images’ CEO and/or CFO, or the CEO’s or the CFO’s delegate, and General Counsel of the General Counsel’s delegate will consult with each other, and the Company will suspend repurchase transactions as they may deem appropriate under the circumstances. The General Counsel or the General Counsel’s delegate shall consult with such other persons as it believes appropriate, including one or more members of the Company’s disclosure committee or outside legal counsel, as applicable.
Getty Images shall periodically review this Policy. Any amendments to this Policy must be approved by the General Counsel.